EXHIBIT 99

                                PRESS RELEASE


















                    ESB FINANCIAL CORPORATION

                       600 Lawrence Avenue
                Ellwood City, Pennsylvania 16117
                          724.758.5584

                          PRESS RELEASE

FOR IMMEDIATE RELEASE                   CONTACT:

September 17, 2002                      Frank D. Martz
                                        Group Senior Vice
                                        President of Operations
                                        (724) 758-5584


    ESBF ANNOUNCES SIX FOR FIVE STOCK SPLIT AND CASH DIVIDEND

Ellwood City, Pennsylvania.  ESB Financial Corporation (Nasdaq
NMS: ESBF) announced today that the Board of Directors has declared a six for five stock split of ESBF common stock and a quarterly cash dividend of $.10 per share, on the outstanding shares, both of which are payable on October 25, 2002 to the stockholders of record at the close of business on September 30, 2002. As of September 17, 2002, there were 2,345 registered stockholders of record and 7,331,503 shares of common stock outstanding. The number of stockholders of record does not include the number of persons or entities who hold their stock in nominee or "street" name.

In announcing both the stock split and the cash dividend, Charlotte A. Zuschlag, President and Chief Executive Officer, noted that the Company's strong results from operations for the year ended 2001, and for the first six months ended June 30, 2002, was a reason behind the announcement. The Company reported diluted net income of $7.2 million or $1.03 per share for year ended December 31, 2001, and diluted net income of $4.5 million or $0.62 per share for the six months ended June 30, 2002.

Ms. Zuschlag stated, "This six for five stock split represents the eighth such stock split since the Company went public in June 1990. The Board of Directors declared this stock split in order to reflect the appreciation of the stock price since 1990 and to increase the number of outstanding shares. This should amplify trading activity, or float, in our common stock." Ms. Zuschlag also stated, "The Board is most pleased to announce this stock split. This stock split, combined with our maintaining the current payout of $0.10 per share quarterly cash dividend, effectively increases the cash payout to our stockholders by 20%."

ESB Financial Corporation is the parent holding company of ESB Bank. ESB Bank serves a four county area with 17 community offices - Ellwood City, New Castle, Aliquippa, Ambridge, Center Township, Franklin Township, Coraopolis, Baldwin, Beechview, Brighton Heights, Fox Chapel, North Shore, Troy Hill, Springdale, Spring Hill, Wexford and Zelienople. The common stock of ESB Financial Corporation trades on the Nasdaq stock market under the symbol "ESBF".